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Exhibit 10.89

        * Confidential treatment has been requested for certain portions of this Agreement pursuant to a request for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and have been filed separately with the Securities and Exchange Commission.

SUPPLY AGREEMENT

        This Supply Agreement, dated as of 5:00 p.m. (Dallas, Texas time) on November 18, 2002, is by and between Genlyte Thomas Group LLC, a Delaware limited liability company ("GTG"), acting through its Genlyte Controls Division, and VLPS Lighting Services, Inc., a Delaware corporation formerly known as Vari-Lite, Inc. ("VLPS").

WITNESSETH:

        WHEREAS, VLPS desires to purchase from GTG certain lighting and lighting control products; and

        WHEREAS, GTG desires to sell certain lighting and lighting control products to VLPS upon the terms and conditions set forth in this Supply Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Definitions.    The following terms when initially capitalized in this Supply Agreement shall have, unless the context requires otherwise, the following meanings:

          (a)  "Affiliate" means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          (b)  "Applicable Multiplier" has the meaning provided in Annex I hereto.

          (c)  "Asset Purchase Agreement" means the agreement entitled Asset Purchase Agreement and entered into by VLPS, GTG and the Sole Shareholder simultaneously with this Supply Agreement.

          (d)  "Assignment" means (a) with respect to any Buyer (i) a Change in Control of the Buyer or its Parent Entity or (ii) an agreement by Buyer to assign or transfer any of its rights or obligations under this Supply Agreement and (b) with respect to any Seller (i) a Change in Control of Seller or (ii) an agreement by Seller to assign or transfer any of its rights or obligations under this Supply Agreement.

          (e)  "Buyer" means VLPS or such other Person as may, at the relevant time, be entitled to exercise the rights initially granted to "Buyer" hereunder as a result of one or more Assignments or other transactions permitted by Section 15, none of which violated Section 15. Any reference to VLPS in Sections 1 through 25, inclusive, of this Supply Agreement is intended to mean specifically VLPS and not any assignee or other Person.

            (f)  "Buyer Authorized Designee" means a Person which, at the relevant time, is authorized by Buyer to exercise any of the rights of Buyer hereunder in a manner expressly authorized by Section 2(c).

          (g)  "Change in Control" means any of the following: (i) 50% or more of the voting power or stock or other equity interest in the subject Person is hereafter acquired by another Person (including all Affiliates of such acquiring Person), whether in one or more transactions, unless, prior to the first of such transactions, such other Person and the subject Person were both members of the same Controlled Group or (ii) the subject Person is merged or consolidated with any other Person, unless, (A) immediately prior to the merger or consolidation, the other Person and the subject Person were both members of the same Controlled Group or (B) the owners of the equity interests and voting power of the subject Person immediately prior to the merger or consolidation own more than 50% of both the equity interests and voting power of the surviving entity immediately following the merger or consolidation.

          (h)  "Controlled Group" means a Parent Entity and all of its Controlled Subsidiaries. Thus, VLPS and the Sole Shareholder are currently members of the same Controlled Group.

            (i)  "Controlled Subsidiary" means any Person with respect to which more than 50% of both the stock or other equity interest and the voting power is owned by the subject Person, directly or indirectly through one or more other Controlled Subsidiaries. Thus, VLPS is currently a Controlled Subsidiary of the Sole Shareholder since the Sole Shareholder owns all of the capital stock and voting power of VLPS.

            (j)  "Dealer Price" means the price at which Products and/or Division Products are or would typically be sold by Seller to dealers located in North America other than Buyer after taking into consideration the volume of purchases made by Buyer and such other dealers in North America and any other parameters reasonably considered by Seller in making pricing decisions, provided that the Dealer Price shall not reflect any special pricing as a result of or related to either (i) discounts, if any, afforded a dealer or dealers for purchases for resale or rental in a specific territory or area, or (ii) for one or more specific customers, projects and/or jobs unless such special pricing is offered under a program made available to all dealers of Seller generally or to an identified dealer or group of dealers of Seller and Buyer satisfies the criteria designated by Seller to participate in such program.

          (k)  "Delivered" means Products, Division Products and/or Parts, as applicable, shipped FOB from a Seller facility for delivery to Buyer or its designee at a specific location. Thus, by way of example, a Product "Delivered by Seller in the Japanese Market" would be a Product shipped FOB from a Seller facility for delivery in the Japanese Market.

            (l)  "Division Products" means products labeled by Seller with the "Entertainment Technology" or "ET" name, and not any other product or products of Seller.

          (m)  "European Market" means the countries in Europe identified on Exhibit "A" hereto.

          (n)  "European Market Purchase Price" means the amount of Paid Purchases for Products, Division Products and Parts sold by Seller to Buyer or any Buyer Authorized Designee and Delivered into the European Market at the time of such sale. For purposes of calculating the European Market Purchase Price, except as hereafter otherwise provided, all Products, Division Products and Parts that are subject to an unfilled purchase order submitted to Seller on or before October 31 of any year shall be deemed a Paid Purchase in the year such purchase order was submitted (and not any subsequent year), provided that (i) such purchase order may not be cancelled, (ii) such purchase order requests a Delivered date into the European Market prior to December 31 of that year, and (iii) Buyer or any Buyer Authorized Designee pays the purchase price under such purchase order by the later of (1) the end of February of the immediately following year or (2) sixty (60) days after any Products, Division Products or Parts under such pre-October 31 purchase order are Delivered. Notwithstanding the foregoing (but without modifying Seller's obligations under Section 2(a)), if Seller uses commercially reasonable efforts to

  Deliver any Products, Division Products or Parts with respect to such pre-October 31 purchase order by June 1 of the immediately following year and still fails to do so, Paid Purchases for any such Products, Division Products or Parts which were not delivered by such June 1 will not be included as part of the "European Market Purchase Price" for the year in which such order was placed (but will be deemed to be part of the "European Market Purchase Price" for the year, if any, in which such Products, Division Products or Parts are Delivered into the European Market to the extent the invoice therefor is paid by the end of February of the immediately following year). For purposes of this definition of "European Market Purchase Price" any Products, Division Products or Parts Delivered between November 1 and December 31 of any year shall be deemed Paid Purchases for that year and no other year as long as the purchase price therefor is paid on or before the last day of February of the immediately following year.

          (o)  "European Market Purchase Price Minimum" means U.S.$4,500,000 for 2005, U.S.$4,725,000 for 2006, U.S.$4,961,250 for 2007, U.S.$5,209,313 for 2008, U.S.$5,469,778 for 2009, U.S.$5,743,267 for 2010, and U.S.$6,030,430 for 2011. The European Market Purchase Price Minimum for any year after 2011 shall be determined by compounding the European Market Purchase Price Minimum for 2011 (beginning January 1, 2012) using a growth rate of 5% per year (thus, by way of example, if applicable, the amount for 2012 would be U.S.$6,331,952 and the amount for 2013 would be U.S.$6,648,549).

          (p)  "Exact Copy" means any product manufactured using 50% or more of the same proprietary tooling which is used to manufacture a Product. As used in this definition of "Exact Copy", "manufactures" and "manufacturing" shall include manufacturing, assembling, arranging for another Person to manufacture or assemble on an OEM or private label basis or selling under its own trade name, trademark or other brand. As used in this definition, the term "proprietary tooling" means tooling which is owned by Seller or Seller's vendor and was designed by or under the direction of VLPS or Seller for the specific purpose of manufacturing Products.

          (q)  "Excluded Sale" means any sale or sales of Products purchased hereunder which: (i) follows an Assignment by Buyer in violation of or not expressly permitted by Section 15 or any other violation of any obligation of Buyer under Section 15, (ii) is or includes a sale or sales (exclusive of any Products delivered by Buyer or any Buyer Authorized Designee to its customers in the Exclusive Territory, if any) of any New/Nearly New Products to any Prohibited Participant, (iii) is or includes a sale or sales (exclusive of any Products delivered by Buyer or any Buyer Authorized Designee to its customers in the Exclusive Territory, if any) of more than U.S.$25,000 (or the equivalent in any foreign currency) in any calendar year of New/Nearly New Products to any Seller appointed dealer (including Affiliates of such dealer) of Products or any other dealer (including Affiliates of such dealer) of automated lighting products, or (iv) is or includes a sale or sales (exclusive of any Products delivered by Buyer and each Buyer Authorized Designee to its customers in the Exclusive Territory, if any) of New/Nearly New Products to a customer who or which is not an Existing Rental Customer of Buyer, or to a permanent installation (such as a theater, museum, theme park, etc.) or other automated luminaire lighting project, permanent installation or job that, prior to such sale or sales, had not been Registered for Spec Credit. A lease which is not a "true lease" or which would be expected to be capitalized under United States generally accepted accounting principles will be considered a sale and not a lease for purposes of this definition. As used in this definition of "Excluded Sale", (i) "Existing Rental Customer of Buyer" means a customer (together with such customer's Affiliates) of Buyer or any Buyer Authorized Designee which had, in the preceding 104-week period, leased or rented automated luminaires from Buyer or any Buyer Authorized Designee for which such customer had paid Buyer or any Buyer Authorized Designee at least U.S.$25,000 and (ii) "Registered for Spec Credit" means the registration by Buyer in writing with Seller of a project, permanent installation or job for "specification credit" in accordance with and subject to the then established Seller specification credit procedures generally applicable to Seller's dealers of Products. By way of example, if Seller's specification credit procedures generally applicable to dealers of Products at the relevant time permits only the first Person to register for a particular project to be considered registered for specification credit for that project the Buyer could not be Registered for Spec Credit for that project unless the Buyer is the first Person to register for such project under Seller's procedures.

          (r)  "Exclusive Territory" means, except as hereafter otherwise provided, (i) during the balance of 2002 and during 2003, 2004 and 2005, the Japanese Market and the European Market, (ii) during each of 2006, 2007, 2008, 2009, 2010, 2011 and 2012 and during each subsequent year (if any) during the Term, the Japanese Market if the Japanese Market Purchase Price in each prior calendar year exceeded the Japanese Market Purchase Price Minimum for such prior calendar year and (iii) during each of 2006, 2007, 2008, 2009, 2010, 2011 and 2012 and during each subsequent year (if any) during the Term, the European Market if the European Market Purchase Price in each prior calendar year exceeded the European Market Purchase Price Minimum for such prior calendar year.

          (s)  "FAC" has the meaning provided in Annex I hereto (except as otherwise provided in Section 3), which is incorporated herein for all purposes.

            (t)  "FOR" has the meaning provided in Annex I hereto.

          (u)  "Japanese Market" means the country of Japan.

          (v)  "Japanese Market Purchase Price" means the amount of Paid Purchases for Products, Division Products and Parts sold by Seller to Buyer or any Buyer Authorized Designee and Delivered into the Japanese Market at the time of such sale. For purposes of calculating the Japanese Market Purchase Price, except as hereafter otherwise provided, all Products, Division Products and Parts that are subject to an unfilled purchase order submitted to Seller on or before October 31 of any year shall be deemed a Paid Purchase in the year such purchase order was submitted (and not any subsequent year), provided that (i) such purchase order may not be cancelled, (ii) such purchase order requests a Delivered date into the Japanese Market prior to December 31 of that year, and (iii) Buyer or any Buyer Authorized Designee pays the purchase price under such purchase order by the later of (1) the end of February of the immediately following year or (2) sixty (60) days after any Products, Division Products or Parts under such pre-October 31 purchase order are Delivered. Notwithstanding the foregoing (but without modifying Seller's obligations under Section 2(a)), if Seller uses commercially reasonable efforts to Deliver any Products, Division Products or Parts with respect to such pre-October 31 purchase order by June 1 of the immediately following year and still fails to do so, Paid Purchases for any such Products, Division Products or Parts which were not delivered by such June 1 will not be included as part of the "Japanese Market Purchase Price" for the year in which such order was placed (but will be deemed to be part of the "Japanese Market Purchase Price" for the year, if any, in which such Products, Division Products or Parts are Delivered into the Japanese Market to the extent the invoice therefor is paid by the end of February of the immediately following year). For purposes of this definition of "Japanese Market Purchase Price" any Products, Division Products or Parts Delivered between November 1 and December 31 of any year shall be deemed Paid Purchases for that year and in no other year as long as the purchase price therefor is paid on or before the last day of February of the immediately following year.

          (w)  "Japanese Market Purchase Price Minimum" means U.S.$500,000 for 2005, U.S.$525,000 for 2006, U.S.$551,250 for 2007, U.S.$578,813 for 2008, U.S.$607,753 for 2009, U.S.$638,141 for 2010 and U.S.$670,048 for 2011. The Japanese Market Purchase Price Minimum for any year after 2011 shall be determined by compounding the Japanese Market Purchase Price Minimum for 2011 annually (beginning January 1, 2012) using a growth rate of 5% per year (thus, by way of example, if applicable, the amount for 2012 would be U.S.$703,550 and the amount for 2013 would be U.S.$738,728).

          (x)  "Minimum Charge" means U.S.$10.00 for each item of Parts (regardless of the quantity of each item of Parts ordered), but in no event less than U.S.$50.00 per purchase order.

          (y)  "New/Nearly New Product" means any and each Product (including any item which would be a Product but for the removal of the "VARI*LITE" label) which was Delivered hereunder within one year prior to the time of its sale by Buyer.

          (z)  "Noncompetition Agreement" means the agreement entitled Noncompetition Agreement which was entered into by GTG, VLPS and Sole Shareholder simultaneously with this Supply Agreement.

        (aa)  "Paid Purchases" means the amounts actually paid to Seller in U.S. dollars for Products, Division Products and Parts sold and Delivered hereunder for which Seller has received full payment; thus, the term "Paid Purchases" shall not include any amounts paid for taxes (sales, use, export, import, or otherwise), shipping, insurance or duties or for any item other than the purchase price of Products, Division Products and Parts.

        (bb)  "Parent Entity" means a Person which (a) has a Controlled Subsidiary which is the Buyer or Seller and (b) is not a Controlled Subsidiary of any Person (including all Affiliates of any Person). Thus, the Sole Shareholder is the Parent Entity of VLPS on the date hereof.

        (cc)  "Parts" means bulbs for the Products and Division Products (if any), parts and subassemblies for the Products and the Division Products (if Seller at the relevant time generally provides repair parts for Division Products), Gobos and parts and subassemblies for Gobos and, to the extent in Seller's stock at the relevant time, parts and subassemblies purchased by GTG from VLPS pursuant to the Asset Purchase Agreement, including, parts and subassemblies for VARI*LITE® Series 200™, Series 300™, Virtuoso™ and Virtuoso DX™ products.

        (dd)  "Permitted Amount" shall mean an amount equal to the greater of (i) the net purchase price (excluding rebates and refunds) paid for all Products purchased during the calendar year immediately preceding date of the Assignment of this Supply Agreement by the First Time Assignee (as hereinafter defined), or (ii) 40% of Seller's total annual production (determined on January 1 of each year based on the net purchase price (excluding rebates and refunds) paid for all Products shipped by Seller in the immediately preceding calendar year), provided that (1) after the amount calculated by the foregoing clause (ii) of this definition has been first determined, it shall increase thereafter using a growth rate of 5% per year compounded annually, and (2) if the Assignment by the First Time Assignee occurs on or before December 31, 2003, the amount determined pursuant to the foregoing clause (ii) of this definition shall be U.S.$10,000,000.

        (ee)  "Permitted Assignment" means any agreement of a Controlled Subsidiary of the Sole Shareholder to assign or transfer any rights under this Supply Agreement to an entity which is a Controlled Subsidiary of the Sole Shareholder if there has not then been a Change in Control of the Sole Shareholder.

          (ff)  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

        (gg)  "Products" means, subject to the limitations hereafter provided, new entertainment lighting and lighting control products sold by Seller and labeled with "VARI*LITE" or a name confusingly similar thereto. Subject to the provisions of Section 7, Products are expected to include but may not necessarily be limited to VARI*LITE® Series 1000™, Series 2000™ and Series 3000™ products sold by Seller, the rights to which were purchased by GTG from VLPS pursuant to the

  Asset Purchase Agreement. Notwithstanding anything contained herein to the contrary, the term "Products" does not include Division Products or Parts.

        (hh)  "Prohibited Participant" shall mean any Person and its Affiliates, taken as a whole, which, (i) as their primary business, manufactures lighting and/or lighting control products for sale to Persons other than Affiliates of such Person, or (ii) generated in one of the three most recent calendar years more than U.S.$10,000,000 in gross sales from the manufacturing of lighting and/or lighting control products for sale to Persons other than Affiliates of such Person. As used in this definition of "Prohibited Participant", "manufactures" and "manufacturing" shall include manufacturing, assembling, arranging for another Person to manufacture or assemble on an OEM or private label basis or selling under its own trade name, trademark or brand.

          (ii)  "Seller" means GTG or such other Person as may, at the relevant time, be entitled to exercise the rights initially granted "Seller" hereunder as a result of one or more Assignments, none of which violated Section 15. Any reference to GTG in Sections 1 through 25, inclusive, of this Supply Agreement is intended to mean specifically GTG and not any assignee or other Person.

          (jj)  "Sole Shareholder" means Vari-Lite International, Inc., a Delaware corporation, which is the sole shareholder of VLPS on the effective date of this Supply Agreement.

        (kk)  "Term" means the period of time commencing as of the date hereof through the termination of this Supply Agreement pursuant to Section 12.

          (ll)  "Terms and Conditions" means the terms and conditions extended by Seller hereunder as they may be modified from time to time, but in no case shall the terms and conditions generally extended by Seller to Persons other than Buyer be any more favorable to such Persons than the Terms and Conditions are to Buyer. The initial Terms and Conditions have been initialed by the parties as of the date hereof. Notwithstanding the foregoing, however, if and to the extent any provision of the Terms and Conditions conflict with any provision of this Supply Agreement, the provisions of this Supply Agreement shall govern during the Term and such Terms and Conditions shall govern following the Term.

      (mm)  "Third Party Service Center" means any Person appointed by Buyer to serve as a service center in the Exclusive Territory pursuant to Section 6.

        2.    Agreement to Supply Products.

          (a)  Subject to the provisions of Section 2(b), the provisions of Section 8 and the Terms and Conditions, Seller will, during the Term, use commercially reasonable efforts to supply and sell to Buyer any and all Products, Division Products and Parts then being sold by Seller to the extent Seller receives purchase orders from Buyer in form reasonably acceptable to Seller. Seller will not withhold shipment of Products with the primary purpose of avoiding or reducing payment of any amount otherwise payable under Section 4. Buyer will have no obligation to purchase any Products, Division Products or Parts hereunder except to the extent Buyer delivers non-cancelable purchase orders (based on Seller's policies) therefor to Seller. The parties agree that the Terms and Conditions will apply to any and all Products, Division Products and Parts sold by Seller hereunder.

          (b)  Subject to the provisions of this Supply Agreement, Seller hereby appoints Buyer as an authorized dealer of, with the right to sell to Buyer's customers, the Products and Division Products throughout the World other than the Exclusive Territory (including in the Middle East and Africa the right to appoint and sell or otherwise distribute to distributors and dealers). With respect to the Exclusive Territory, if any, as it may be constituted from time to time, subject to the provisions of this Supply Agreement, Seller hereby appoints Buyer as (i) the exclusive authorized distributor of the Products, with the right to sell to Buyer's customers and otherwise distribute the

  Products in the Exclusive Territory, if any, including the right to sell to distributors and dealers appointed by Buyer in the Exclusive Territory, and (ii) a non-exclusive distributor of the Division Products, with the right to sell to Buyer's customers and otherwise distribute the Division Products in the Exclusive Territory, if any, including the right to sell to distributors and dealers appointed by Buyer in the Exclusive Territory, if any. Notwithstanding anything contained herein to the contrary, except as expressly provided in the immediately following sentence, Seller shall have no duty to qualify or take any action to qualify, permit or facilitate the sale or import of any Products, Parts or Division Products in any country, territory or other location. Seller will use commercially reasonable efforts to take the steps a manufacturer would normally be expected to take to qualify, cause or permit the Products and Parts to comply with applicable legal requirements so they may be sold and distributed in North America and the Exclusive Territory, if any. At such time as Buyer's exclusive rights to act as a distributor in any part of the Exclusive Territory shall terminate, the rights granted to distributors and dealers appointed by Buyer shall terminate and Buyer shall remain a non-exclusive dealer of the Products and Division Products in such part of the Exclusive Territory for the remainder of the Term. As a condition to any duty of Seller to supply or sell any Products, Division Products or Parts pursuant to this Supply Agreement, Buyer shall (i) sign and deliver such dealer and/or distributor agreements as Seller may from time to time reasonably request, provided such agreements are consistent with the terms of any agreements Seller generally has with other dealers or distributors (except as necessary to not be in conflict with the provisions of this Supply Agreement), and (ii) be current in all amounts owed to Seller. In the event of any conflict between this Supply Agreement and such dealer and/or distributor agreements, this Supply Agreement shall govern during the Term and such dealer and/or distributor agreements shall govern following the Term.

          (c)  Until there has been a Change in Control of Buyer's Parent Entity, Buyer may authorize Buyer's Parent Entity or any Person which is a Controlled Subsidiary of Buyer's Parent Entity at the relevant time to exercise, without duplication (although purchases and resales of Products, Division Products and Parts or the exercise of Buyer's rights under Section 6 by more than one Person will not be considered duplication), any of the rights of Buyer under this Supply Agreement upon notice to Seller and on the condition that Buyer and Buyer's Parent Entity are each jointly and severally liable to Seller (and document to Seller's reasonable satisfaction such joint and several liability) with respect to any failure to perform any obligation to Seller under this Supply Agreement, whether by Buyer and/or any such Person exercising such rights.

        3.    Purchase Prices.

          (a)  ****************************************************************************************** ************************************************************************************************* ************************************************************************************************* ************************************************************************************************* *************************************************************************************************

          (b)  For Parts Delivered during the Term, Seller will charge Buyer, and Buyer will pay Seller, an amount equal to the greater of either (i) the Minimum Charge or (ii) the FAC for each Part determined based on a process similar to the process set forth in Annex I hereto used to determine the FACs for Products, multiplied by the Applicable Multiplier; provided, however, with respect to each Part that was purchased by GTG from VLPS pursuant to the Asset Purchase Agreement and that is listed on the list dated this date, titled "FACS FOR CERTAIN PARTS", and initialed by GTG and VLPS, the FAC shall be as set forth therein. Except with respect to the Minimum Charge, in no case shall the price charged by Seller pursuant to this Section 3(b) be more than the price at which Seller does or would typically sell to dealers located in North America other than Buyer after taking into consideration the volume of purchases made by such dealer and any other parameters reasonably considered by Seller in making pricing decisions.

  Except with respect to the Parts purchased by GTG from VLPS pursuant to the Asset Purchase Agreement that are listed on the "FACS FOR CERTAIN PARTS" list described above, the FAC for each Part shall be determined by Seller, and Buyer shall have audit rights with respect to Seller's determination of the FAC for each Part, consistent with the provisions set forth in Section 3 of Annex I hereto.

          (c)  All sales and use taxes, shipping costs from Seller's shipping dock, duties, import taxes, export taxes and insurance expenses shall be borne solely by Buyer, and will not be considered part of the purchase price for Products, Parts and Division Products.

        4.    Rebate Rights.    Seller shall pay to Buyer (but not to Controlled Subsidiaries of Buyer's Parent Entity unless otherwise directed to do so by Buyer) rebates based on the Paid Purchases of Products (reduced by the amount of Paid Purchases of Products whether during or prior to the applicable period, to the extent of the Products which are or have been sold in such a manner as to constitute an Excluded Sale(s)), as provided in Annex I hereto, subject only to the express limitations and conditions in this Supply Agreement and said Annex I. Buyer shall pay to Seller any and all amounts required by Annex I hereto.

        5.    Exclusive Rights.    During the Term, Seller will (a) not sell or deliver Products or Exact Copies into the Exclusive Territory, if any, except at the request of Buyer, (b) not knowingly sell or deliver Products or Exact Copies to any Person other than Buyer without the prior consent of Buyer if and to the extent Seller knows such Person is attempting to buy or obtain possession of such Products or Exact Copies for the purpose of selling or delivering them into the Exclusive Territory, and (c) include a legend in form and substance reasonably necessary to reflect that Seller reserves the right not to make future sales to any Person who buys or otherwise accepts delivery of Products for the purpose of selling or delivering them into the Exclusive Territory (although Seller shall have no obligation to refrain from making such future sales to such Person) and stating that the sale or delivery of the Products into the Exclusive Territory will void any product warranty (although such provision shall not preclude Seller, in its discretion, from providing warranty services or remedies as long as Seller does not maintain a physical presence (other than with respect to people and items used by them for servicing Products) in the Exclusive Territory, if any) in the following form documents with respect to Products, whether maintained in hard copy or electronic format, if and when maintained by Seller: written or electronic form dealer or distributor agreements, written or electronic form terms and conditions, written or electronic form warranty cards, and written or electronic form quote documents (with all such agreements, terms and conditions, warranty cards and quotes being considered a "written or electronic form" or "form documents" only if they are a form generally used by Seller to appoint dealers and distributors, specify terms and conditions, notify customers of warranties or provide quotes for Products). For purposes of this Section 5 only, the term "Products" shall be deemed to include any product that would be a Product but for the fact it is not new.

        6.    Appointment as Service Center; Indemnification.

          (a)  Subject to the provisions of this Supply Agreement, Seller hereby appoints Buyer, and Buyer agrees to act, as the exclusive service center for servicing, and Buyer agrees to service, Products during the Term to the extent necessary to provide warranty services Seller is obligated to provide in the Japanese Market as long as it remains a part of the Exclusive Territory and in the European Market as long as it remains a part of the Exclusive Territory (provided that nothing in this Section 6 shall prevent Seller from servicing Products in the Exclusive Territory, if any, as long as Seller does not maintain a physical presence (other than with respect to service people and items used by them for servicing Products) in the Exclusive Territory, if any). Buyer will sign and deliver such service center agreements as Seller may from time to time reasonably request (with respect to both part (a) and part (b) of this Section 6), provided such agreements are consistent with the terms of agreements Seller generally has with other service centers. In the event of any conflict between this Supply Agreement and any such service center agreement, this Supply Agreement shall govern during the Term and such service center agreement shall govern following the Term. Buyer will have the right, at any time and from time to time, to appoint Third Party Service Centers to act as service centers in the Exclusive Territory, and Buyer shall advise Seller of such appointment within 30 days of the date it appoints any Third Party Service Center. As a condition to being so appointed, each Third Party Service Center will execute and deliver such documents as Seller may reasonably request, provided such documents are consistent with the terms of documents Seller generally has with other service centers, and agree to be permanently terminated and not reappointed as a Third Party Service Center if reasonably requested by Seller. Notwithstanding anything contained herein to the contrary, the appointment of Buyer and/or each Third Party Service Center shall terminate 90 days following written notice by Seller, Buyer or the Third Party Service Center, which written notice shall not be sent prior to the earlier of (i) the end of the Term or (ii) with respect to the European Market or Japanese Market, the date that it ceases to be a part of the Exclusive Territory. Seller will reimburse Buyer or any appropriate Third Party Service Center for all approved warranty services provided for Products pursuant to this Section 6(a) on the same basis Seller reimburses other service centers appointed by Seller, if any, or if none, on a reasonable basis for the services rendered. Neither Buyer nor any Third Party Service Center shall be obligated to provide any warranty or other service with respect to Products or Exact Copies sold as new products into the Exclusive Territory but which were neither (i) sold to or at the request of Buyer or any Affiliate of Buyer nor (ii) sold or delivered into the Exclusive Territory by, at the request of or with the approval of Buyer, any Affiliate of Buyer or any Person in Buyer's Controlled Group.

          (b)  In addition, at Buyer's option, which may be exercised at any time during the Term (and from time to time with respect to separate locations), Seller will appoint Buyer, on generally the same terms as other service centers authorized by Seller, to act as a non-exclusive service center during the Term for servicing Products at any Buyer location in North America and at any other locations throughout the world where Buyer has an office from time to time.

          (c)  Buyer will indemnify and hold harmless Seller from any and all losses, damages, claims and expenses (including reasonable attorneys fees and charges) arising from any breach of contract (including the provisions of this Supply Agreement and the contracts, if any, entered into by Buyer pursuant hereto) by, or any negligent, tortious or illegal act of, Buyer, including in connection with or related to serving as a service center. Seller will, except as hereafter otherwise provided, indemnify and hold harmless Buyer from any and all losses, damages, claims and expenses (including reasonable attorneys fees and charges) arising from any breach of contract (including the provisions of this Supply Agreement and the contracts, if any, entered into by Seller pursuant hereto) by, or any negligent, tortious or illegal act of, Seller, including in connection with or related to any product liability or patent infringement claim asserted against Buyer with respect to any Products, Division Products and/or Parts manufactured and sold by Seller to Buyer after the date hereof; provided, however, Seller will not be required to indemnify Buyer for any claim hereunder to the extent either (i) such claim would not be valid if all the representations in §3 of the Asset Purchase Agreement were accurate or (ii) VLPS and/or Sole Shareholder is obligated to indemnify GTG with respect to the subject matter of that claim under the Asset Purchase Agreement. Buyer will, as a condition of appointing a Third Party Service Center, include a provision in a contract with the Third Party Service Center which will require (for the benefit of Seller) such Third Party Service Center to indemnify and hold harmless Seller from any and all losses, damages, claims and expenses (including reasonable attorneys fees and charges) arising from any breach of contract by, or any negligent, tortious or illegal act of, such Third Party Service Center, including in connection with or related to serving as a service center.

        7.    Withdrawal Rights of Products and Division Products.    If, during the Term, Seller should desire to withdraw any Product or Division Product from its product line offering, Seller shall use commercially reasonable efforts to give Buyer written notice at least ninety (90) days prior to the effective date of such withdrawal and shall use commercially reasonable efforts to fill any Buyer orders for such withdrawn Product and/or Division Product placed prior to such effective date. Minor changes which do not substantially affect the fit, form or function of the Product or Division Product shall not be deemed a "withdrawal" pursuant hereto, and Seller shall be entitled to make such minor changes without prior notice to Buyer.

        8.    Provision of Parts.

          (a)  Seller will maintain such inventory of Parts as Seller in its sole discretion determines appropriate. If in stock on the date of Delivery, Seller will sell Parts to Buyer on the terms provided in this Supply Agreement, although this provision shall not obligate Seller to maintain Parts in stock.

          (b)  If Seller fails to sell to Buyer on a reasonably prompt basis any Part (other than Parts for the Division Products) and such failure continues for 30 days after Buyer gives written notice thereof to Seller, Buyer shall have as its sole and exclusive remedy the rights expressly provided in this Section 8(b). Seller will, with a reasonable time following the receipt of written demand from Buyer, deliver to Buyer at its principal office, Seller's existing working drawings, specifications and list of suppliers for such Part, if any, as may be reasonably requested by Buyer. In addition, Seller shall authorize the use of tools by, and grant limited licenses (as reasonably determined appropriate by Seller) to, any Person (who shall not be a Prohibited Participant) designated by Buyer, all as may be reasonably necessary to enable Buyer to obtain, use and sell such Part. Seller will not be required to either (i) create any new engineering drawings, specifications and tooling if they do not exist or (ii) make available or authorize the use of tooling if such use would interfere with Seller's need for such tooling. All reasonable out-of-pocket third party costs Seller incurs in performing its obligations under this Section 8(b) shall be promptly reimbursed by Buyer.

        9.    Warranty; Limitation on Liability.

          (a)  Seller shall provide, with respect to all Products, Division Products and Parts sold by Seller hereunder, a warranty, as modified from time to time, on terms no less favorable than any other warranty generally offered by Seller with respect to the relevant Product, Division Product or Part. EXCEPT AS SPECIFICALLY SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, (i) BUYER ACKNOWLEDGES THAT THE PRODUCTS, DIVISION PRODUCTS AND PARTS WILL BE TRANSFERRED TO BUYER WITHOUT ANY REPRESENTATION OR WARRANTY, IN "AS IS" CONDITION and (ii) BUYER HAS NOT RELIED AND WILL NOT RELY ON ANY REPRESENTATION OR WARRANTY OF SELLER, EXPRESS OR IMPLIED, AS TO THE PHYSICAL CONDITION OF THE PRODUCTS, DIVISION PRODUCTS AND PARTS OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The initial warranty is set forth as part of the initial Terms and Conditions.

          (b)  Notwithstanding anything in this Supply Agreement to the contrary, no Person shall be liable for any incidental, consequential or exemplary damages in connection with any breach of this Supply Agreement or any duty hereunder.

        10.    Export or Re-Export of Technical Information.    The parties acknowledge that export or re-export of technical data or any product that is produced as a result of the use of such technical data is subject to the requirement of a license under the U.S. Export Administration Act of 1969, as amended, and its implementation regulations, as amended, and is possibly further regulated by the laws, rules and regulations of other countries and jurisdictions. Buyer will not knowingly export or re-export technical data furnished by Seller or any of its Affiliates or any product that is produced as a result of the use of such technical data to any country or other area determined by the United States of America or other applicable governmental authority to be a prohibited destination, unless Buyer has first obtained all necessary export licenses and satisfied all governmental requirements so that such destination is no longer prohibited by applicable law or authority.

        11.    Right to Use "Vari-Lite" Trade Name in Japan.    As long as the Exclusive Territory includes the Japanese Market, Seller shall not object to the use in Japan by Buyer or its Affiliates of the trade name "Vari-Lite Japan". Seller shall not (a) for two (2) years from and after the date hereof, object to the use by Buyer or its Affiliates of the trade name "Vari-Lite Asia", (b) from and after the date hereof, use the trade name "Vari-Lite Asia" or (c) during the Term, use or authorize any other Person to use the trade name "Vari-Lite" or any other name confusingly similar thereto in Japan except as contemplated by the immediately following sentence. Notwithstanding the foregoing, Seller may use the name "Vari-Lite" in connection with the labeling of and/or promotion of the Products in Japan and elsewhere. At all times during and after the Term, any trademark rights or any benefits arising out of any usage of the trademark or trade name "Vari-Lite" or any confusingly similar trademark shall inure to the sole benefit of GTG, the acknowledged owner of "Vari-Lite" trademark.

        12.    Term and Termination.

          (a)  Subject to Section 12(d), this Supply Agreement shall commence on the date hereof and terminate upon termination pursuant to Section 12(b), (c) or (d), whichever first occurs.

          (b)  Seller may terminate this Supply Agreement upon the occurrence of any of the following:

              (i)  Buyer shall default in the performance of any of its obligations under this Supply Agreement or VLPS shall default in the performance of any of its obligations under the Noncompetition Agreement, and such default is not cured within 30 days after receipt by Buyer or VLPS of written notice from Seller in the case of a monetary default or within 90 days after receipt by Buyer or VLPS of written notice from Seller in the case of any other default;

            (ii)  Buyer shall make a general assignment for the benefit of creditors or shall become or be adjudicated a bankrupt or shall voluntarily file a petition in bankruptcy, or file an answer admitting the material allegations of a petition filed against it for an adjudication in bankruptcy, or shall apply for or suffer the appointment of a receiver of its property and assets and such receiver so appointed shall not be discharged within 60 days after his appointment;

            (iii)  at the time Buyer or any Affiliate of Buyer is or becomes a Prohibited Participant;

            (iv)  if Buyer or any Affiliate of Buyer or any assignee of any of the rights of Buyer hereunder violates any provision of Section 15, makes or agrees to make (even if null and void under this last sentence of Section 15) any assignment of its rights or obligations under this Supply Agreement or takes or permits any action to be taken which results in an Assignment or other action (even if null and void under this last sentence of Section 15) which violates any requirement of or is not expressly permitted by Section 15.

          (c)  This Supply Agreement shall automatically terminate upon the later of ten years after the date hereof or 30 months following notice from Seller to Buyer of Seller's election to terminate this Supply Agreement.

          (d)  Buyer may terminate this Supply Agreement at any time and for any reason upon 30 days prior written notice to Seller.

          (e)  The obligation of Buyer to pay for Products, Division Products and Parts sold during or after the Term, the obligation of Seller and Buyer, if any, to pay amounts due under Section 4 for or relating to Products Delivered during the Term and the obligation (if any) of Seller to use commercially reasonable efforts to fill any accepted (during the Term) but unfilled purchase orders, the duties of the parties under any other agreement and the provisions of Sections 6(c), 9, 10, 11 and 13 through 25 shall survive the termination of this Supply Agreement and, if applicable, the provisions of Section 6(a) shall survive the termination of this Supply Agreement until expiration of the 90-day period provided for in Section 6(a). In all other cases, the parties shall have no obligations under this Supply Agreement following the termination hereof.

            (f)  Termination of this Supply Agreement and the other remedies provided in this Section 12 shall not be the exclusive remedies for any breach of this Supply Agreement, and each party shall be entitled to all other remedies available at law or in equity, subject to the limitations in Section 9.

        13.    Independent Contractors.    This Supply Agreement does not make either Buyer or Seller the employee, agent or legal representative of the other for any purpose whatsoever. Neither Buyer nor Seller is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf or in the name of the other. In fulfilling its obligations or exercising its rights pursuant to this Supply Agreement each of Buyer and Seller shall be acting as an independent contractor. No partnership or joint venture arrangement shall exist between the Buyer and Seller as a result of this Supply Agreement.

        14.    Confidentiality.

          (a)  VLPS has entered into confidentiality and related obligations under the Asset Purchase Agreement, which confidentiality and related obligations apply to information currently known to VLPS. However, as an additional obligation (and not in lieu of any other obligation of Buyer), all Seller Confidential Information (as defined below) relating to or obtained from Seller or its Affiliates shall be held in confidence by Buyer and each Buyer Authorized Designee to at least as great an extent and in at least the same manner as Buyer protects its own confidential or proprietary information but using no less than reasonable care. Except as otherwise required by law, neither Buyer nor any Buyer Authorized Designee shall disclose, publish, release, transfer or otherwise make available Seller Confidential Information in any form to, or for the use or benefit of, any person or entity without Seller's prior written consent during the Term and for a period of three years thereafter. "Seller Confidential Information" for purposes of this Section 14(a) means all proprietary information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed by Seller or its agents or representatives to Buyer or any Buyer Authorized Designee in the performance of this Supply Agreement that relates to the business, products, services, research or development of Seller, its suppliers, distributors or customers. Seller Confidential Information includes the following: (i) internal business information (including information relating to strategic and staffing plans and practices, marketing, promotional and sales plans, practices and programs, training practices and programs, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors and customers and their confidential information, (iii) trade secrets, trade dress, ideas, inventions, designs, developments, devices, methods, processes and systems (whether or not patentable or copyrighted and whether or not reduced to practice or fixed in a tangible medium), and (iv) the specific terms and conditions of this Supply Agreement. Notwithstanding the foregoing, Seller Confidential Information shall not include any information (i) that is publicly available other than through the disclosure by Buyer or the Buyer Authorized Designee, (ii) that was previously known to Buyer or the Buyer Authorized Designee free of any obligation to keep it confidential, excluding any such information that GTG purchased from VLPS pursuant to the Asset Purchase Agreement or which otherwise relates primarily to the assets or business acquired by GTG from VLPS pursuant thereto, or (iii) that was lawfully received by Buyer or the Buyer Authorized Designee from a party other than Seller without an obligation of non-disclosure, excluding any such information that GTG purchased from VLPS pursuant to the Asset Purchase Agreement or which otherwise relates primarily to the assets or business acquired by GTG from VLPS pursuant thereto.

          (b)  In addition to any confidentiality obligation imposed on Seller under the Asset Purchase Agreement, all Buyer Confidential Information (as defined below) hereafter received by Seller and relating to or obtained from Buyer or its Affiliates shall be held in confidence by Seller to at least as great an extent and in at least the same manner as Seller protects its own confidential or proprietary information but using no less than reasonable care. Except as otherwise required by law, Seller shall not disclose, publish, release, transfer or otherwise make available Buyer Confidential Information in any form to, or for the use or benefit of, any person or entity without Buyer's prior written consent during the Term and for a period of three years thereafter. "Buyer Confidential Information" for purposes of this Section 14(b) means all proprietary information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed by Buyer or its agents or representatives to Seller in the performance of this Supply Agreement that relates to the business, products, services, research or development of Buyer, its suppliers, distributors or customers. Buyer Confidential Information includes the following: (i) internal business information (including information relating to strategic and staffing plans and practices, marketing, promotional and sales plans, practices and programs, training practices and programs, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors and customers and their confidential information, (iii) trade secrets, trade dress, ideas, inventions, designs, developments, devices, methods, processes and systems (whether or not patentable or copyrighted and whether or not reduced to practice or fixed in a tangible medium), and (iv) the specific terms and conditions of this Supply Agreement. Notwithstanding the foregoing, Buyer Confidential Information shall not include any information (i) that is publicly available other than through the disclosure by Seller, (ii) that was previously known to Seller free of any obligation to keep it confidential, (iii) that was lawfully received by Seller from a party other than Buyer without an obligation of non-disclosure, or (iv) that was purchased by GTG pursuant to the Asset Purchase Agreement or which otherwise relates solely to the assets or business acquired by GTG from VLPS pursuant thereto.

          (c)  If a Person receives confidential information which is subject to the provisions of this Section 14 while such Person is a Buyer or Seller and such Person discontinues being a Buyer or Seller, as the case may be, the confidentiality obligations of this Section 14 shall continue to apply to such Person for the remainder of the Term and three years thereafter. If Buyer or Seller (or a previous Buyer or Seller) breaches the provisions of this Section 14, the party aggrieved thereby shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach and the breaching party (or its predecessor(s)) waives any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Section 14, but shall be in addition to all other remedies available at law or in equity.

        15.    Assignment.    Subject to the terms of this Section 15, neither Buyer nor Seller shall have the right to assign or take or permit any action to be taken which results in an Assignment or other transfer any of its rights or obligations under this Supply Agreement except with the prior written consent of the other. Notwithstanding the foregoing, subject to the limitations hereafter provided (and subject to the impact on the Applicable Multiplier), upon prior or contemporaneous written notice to the other party (a) Buyer shall be entitled (without such prior written consent) to assign any or all of its rights and obligations hereunder to any Controlled Subsidiary of its Parent Entity if and only if

Buyer and such assignee shall be (and document to Seller's reasonable satisfaction that they are) jointly and severally liable to Seller for the performance of all obligations to Seller hereunder, (b) Buyer shall be entitled (without such prior written consent) to assign all of its rights and obligations under this Supply Agreement to a purchaser of all or substantially all of the business and assets of Buyer or in connection with a sale of all of the capital stock of Buyer or a Change in Control of Buyer's Parent Entity if and only if the purchaser of such business and assets, purchaser of such stock or Person succeeding the Buyer's Parent Entity as a result of such Change in Control is not a Prohibited Participant and becomes liable (in a document reasonably acceptable to Seller) for the performance of all obligations to Seller hereunder (the assignee pursuant to the first assignment by Buyer pursuant to this clause (b) is referred to herein as the "First Time Assignee"), (c) Seller shall be entitled (without such prior written consent) to assign any or all of its rights and obligations hereunder to any of its Affiliates if and only if Seller and such assignee shall be (and document to Buyer's reasonable satisfaction that they are) jointly and severally liable to Buyer for the performance of all obligations to Buyer hereunder, and (d) Seller shall be entitled (without such prior written consent) to assign all of its rights and/or obligations under this Supply Agreement to a purchaser of all or substantially all of the business of Seller or in connection with a sale of all of the capital stock of Seller or a Change in Control of Seller if and only if the purchaser of such business and assets, purchaser of such stock or Person succeeding Seller (or its successor) as a result of such Change in Control is not primarily engaged in the lighting products rental business and becomes liable (in a document reasonably acceptable to Buyer) for the performance of all obligations to Buyer hereunder. Notwithstanding anything in this Supply Agreement to the contrary, unless Seller consents otherwise (which consent may be granted or withheld by Seller in its sole discretion), the first and all subsequent assignees of the First Time Assignee and each subsequent assignee shall not be entitled to any payment pursuant to Section 4 or Annex I to this Supply Agreement with respect to any Paid Purchases of Products in excess of the Permitted Amount. Any Assignment not expressly authorized by this Section 15 is prohibited and shall be null and void.

        16.    Captions.    Captions and section headings used herein are for convenience only and are not a part of this Supply Agreement and shall not be used in construing this Supply Agreement.

        17.    Notices and Other Communications.    Any notice required to be given pursuant to this Supply Agreement shall be in writing, which may include telecopy or other electronic transmission reduced to written form. Notice given by telecopy or other electronic transmission shall be deemed to have been given and received when sent. Notice by mail shall be deemed to have been given and received four calendar days after the day first deposited in the United States mail, certified mail, first class postage prepaid, return receipt requested, and as addressed as shown below. Notices by overnight courier service shall be deemed to have been given and received the day after they are sent. All notices shall be to the following addresses, unless changed in writing pursuant to this Section 17 by the respective addressee:

If to Buyer:	VLPS Lighting Services, Inc. 201 Regal Row Dallas, Texas 75247 Attn: H.R. Brutsché III
with a copy (which shall not constitute notice) to:
Gardere Wynne Sewell LLP 3000 Thanksgiving Tower 1601 Elm Street Dallas, Texas 75201 Attn: Alan J. Perkins Telecopier: (214) 999-3683
If to Seller:	Genlyte Controls Division 2413 Shiloh Road Garland, Texas 75041 Attn: Steve Carson
with a copy (which shall not constitute notice) to:
Genlyte Thomas Group, LLC 10350 Ormsby Park Place Suite 601 Louisville, Kentucky 40223 Attn: Dan Fuller

        18.    Entire Agreement.    This Supply Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements, whether written or oral, between the parties with respect thereto.

        19.    Amendments; Waivers.

          (a)  This Supply Agreement shall not be deemed or construed to be modified, amended, rescinded or canceled, in whole or in part, except by written amendment signed by the parties hereto.

          (b)  No waiver by either party of any breach of the covenants set forth herein or any claim, right or remedy provided for hereunder and no course of dealing shall be deemed a waiver of the same or any other breach, claim, right or remedy, unless, and then only to the extent, such waiver is in writing and is signed by the party sought to be bound. The failure of a party to assert or exercise any claim, right or remedy shall not be deemed a waiver of such claim, right or remedy in the future.

        20.    Force Majeure.    Any delays in or failure of performance of either party, other than delay in or failure to make any payment required by this Supply Agreement or honor a claim for indemnification of a third-party claim, shall not constitute a default hereunder or give rise to any claims for damages if, to the extent that, and for such period that such delays or failures of performance are caused by the following occurrences or circumstances (but only to the extent such occurrences or circumstances are beyond the reasonable control of the party not in compliance): acts of God or the public enemy, expropriation or confiscation of facilities, compliance with any duly promulgated law, order or regulation of any governmental authority, acts of war, rebellion or sabotage or damage resulting therefrom, fires, floods, explosion, riot, strikes, unavailability of any products or materials needed to manufacture any products, work stoppages, slow downs or other occurrences or circumstances beyond the reasonable control of such party.

        21.    Governing Law; Venue.    This Supply Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Texas, without reference to the conflict of laws principles of any jurisdiction. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in or having jurisdiction over the State of Texas, for any actions, suit or proceedings arising out of or relating to this Supply Agreement and the transactions contemplated hereby (and the parties hereto agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by United States registered mail to its address set forth above shall be effective service of process of any action, suit or proceeding brought against it in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Supply Agreement or the transactions contemplated hereby in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        22.    Dispute Resolution

          (a)  As used in this Section 22, "Dispute" means a claim or controversy arising out of or relating to this Supply Agreement, including the interpretation, breach, termination or invalidity thereof, and whether arising out of tort or contract, government statute, regulation or other applicable law, but not including any dispute to be resolved as provided in Annex I hereto.

          (b)  If a Dispute exists between the parties, each party will appoint an executive management representative to resolve such Dispute. Such representatives will negotiate in good faith to resolve the Dispute within 30 days without the necessity of any formal proceeding. The parties hereby waive the applicable statute of limitations during such 30-day period, the same being tolled for such period. Except where clearly prevented by the nature of the Dispute, both parties shall continue performance of this Supply Agreement during such 30 days or for as long as the parties may mutually agree, unless and until this Supply Agreement is terminated in accordance with its terms. Nothing contained in this Section 22(b) shall affect either party's right to deliver notice of a default pursuant to Section 12.

          (c)  If any Dispute is not settled by the informal procedures outlined in Section 22(b), such Dispute shall, as a condition precedent to any filing of legal action, be mediated by the parties. The mediation shall be conducted in Dallas, Texas. The parties shall mutually agree upon a mediator, and shall schedule and conduct a mediation at a mutually convenient time and place. If the parties cannot agree upon a mediator, each party shall select one mediator and the two mediators so selected shall select the mediator who shall conduct the mediation hereunder. Each party shall bear its own costs, fees and expenses associated with such mediation, except that the parties shall split equally the costs and expenses of the mediator and the conduct of the mediation itself.

        23.    Severability.    If any provision of this Supply Agreement or the application thereof to any person, entity or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Supply Agreement and the application of such provision to such or other persons, entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. Furthermore, in lieu of such void or unenforceable clause(s), there shall be added automatically as a part of this Supply Agreement a clause as similar in terms to such void or unenforceable clause(s) as may be possible, valid and enforceable.

        24.    Counterparts; Interpretation.

          (a)  This Supply Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument.

          (b)  All references to "Section" or "Sections" refer to the corresponding section or sections of this Supply Agreement. All references to "hereunder" refer to under or pursuant to this Supply Agreement. All words used in this Supply Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        25.    Enforceability; No Third-Party Beneficiary.    This Supply Agreement shall be enforceable by and against VLPS and GTG and their respective expressly permitted successors and expressly permitted assignees. No person not a party hereto shall be a third-party beneficiary of this Supply Agreement.

        [The signature page is the next following page.]

        This Supply Agreement is executed and delivered by the parties hereto as of the date first set forth above.

GENLYTE THOMAS GROUP LLC
By:	/s/ STEVEN R. CARSON Steven R. Carson Vice President and General Manager of the Genlyte Controls Division
VLPS LIGHTING SERVICES, INC.
By:	/s/ H.R. BRUTSCHÉ III H.R. Brutsché III, Chairman

GUARANTY

        The undersigned hereby guarantees the performance by VLPS Lighting Services, Inc., a Delaware corporation formerly known as Vari-Lite, Inc., and each Controlled Subsidiary (as defined in this Supply Agreement) of the undersigned of each of their existing and future obligations under this Supply Agreement, and agrees that the provisions of Sections 21 and 22 apply to this guarantee.

VARI-LITE INTERNATIONAL, INC.
By:	/s/ H.R. BRUTSCHÉ III H.R. Brutsché III, Chairman
November 18, 2002

ANNEX I
REBATES

        1.    Subject to the limitations and provisions hereafter provided and those provided in the Supply Agreement, Seller shall pay Buyer a rebate with respect to Paid Purchases of Products (reduced by the amount of Paid Purchases of Products whether during or prior to the applicable period, to the extent of the Products which are or have been sold in such a manner as to constitute an Excluded Sale(s)) purchased under the Supply Agreement to which this is attached (the "Supply Agreement") and Delivered by Seller pursuant to the Supply Agreement ************************************************** *************************************************************************************************** *************************************************************************************************** *************************************************************************************************** *************************************************************************************************** *********************************************. Notwithstanding anything herein to the contrary, if including the purchase of any particular Product in the computation of a rebate hereunder would reduce the aggregate rebate that would be payable but for the inclusion of the purchase of such Product, the purchase of such Product shall be excluded from the computation of the rebate (although such purchase shall be included for purposes of Section 2 below). The defined terms in the Supply Agreement shall have the meanings in this Annex that such terms have in the Supply Agreement and this Annex shall in all respects be deemed to be a part of the Supply Agreement. Buyer will promptly report to Seller any and all Excluded Sales and, in the event Seller pays or has paid any amounts as rebates with respect to Excluded Sales, the Buyer will promptly repay such amounts to Seller on demand from Seller. ******************************************** ************************************************************************************************** ************************************************************************************************** **************************************************************************************************.

        2.    Buyer will not be entitled to any rebate with respect to 2003 unless the total Paid Purchases for all Products (reduced by the amount of Paid Purchases of Products whether during or prior to the applicable period, to the extent of the Products which are or have been sold in such a manner as to constitute an Excluded Sale(s)) purchased under the Supply Agreement in 2003 equals or exceeds U.S.$5,000,000. Buyer will not be entitled to any rebate with respect to 2004 unless the total Paid Purchases for all Products (reduced by the amount of Paid Purchases of Products whether during or prior to the applicable period, to the extent of the Products which are or have been sold in such a manner as to constitute an Excluded Sale(s)) purchased under the Supply Agreement in 2004 equals or exceeds U.S.$5,500,000.

        3.    (a) Subject to the provisions of Section 3(b) below, (i) the FAC for each Product shall be determined by Seller (in accordance with Section 3(b) and (c) below) and, without duplication, shall be equal to (A) the material cost, plus (B) the direct labor cost, plus (C) the factory overhead cost allocable to such Product, plus (D) any royalties paid by Seller to any Person that is not an Affiliate of Seller that are applicable to such Product, and (ii) the factory overhead cost allocable to each Product shall be equal to the direct labor cost allocable to such Product multiplied by the factory overhead rate ("FOR") allocable to such Product, as determined by Seller in accordance with Section 3(b) or (c) below.

1

        (b)  The FAC of each Product sold through June 30, 2003 shall be determined, without duplication, in accordance with the following methodology (with such modifications as Seller reasonably determines appropriate):

        Material Cost:

    Material Cost will represent (i) Seller's standard material costs based upon the anticipated price Seller would pay in acquiring or replacing the material through June 2003 times (ii) 1.04 (to cover scrap, freight-in, floor stock and miscellaneous shipping material).

        Labor:

    Labor will be based upon Seller's budgeted standard labor rate for 2003 with labor hours set at VLPS's 2002 rates, approximately U.S.$7.90/hour.

        Overhead:

    Overhead will be calculated as (i) Labor (above) multiplied times (ii) Seller's standard overhead rate which will be the same as the overhead rate used on Division Products (approximately 500% or 5).

    The final FAC will be determined using the above values in the following formula:

      FAC = Material Cost + Labor + Overhead

In July 2003, the Buyer and Seller will review the FACs determined as described above and, if the actual or projected costs (determined by Seller in accordance with Section 3(c) below) vary by more than 10% from the amounts used through June 30, 2003, the FACs will be adjusted up or down effective July 1, 2003, for Products sold during the remainder of 2003; otherwise, the FAC for Products shall remain unchanged for the balance of 2003. For all Product sales during each calendar year beginning in 2004, the FAC for each Product will be determined or estimated by Seller (in accordance with Section 3(c) below) not later than November 30 of the preceding year.

        (c)  All determinations by Seller of the FAC for each Product shall be made in good faith and, except as provided otherwise in Section 3(b) above, shall be based Seller's books and records maintained in accordance with generally accepted and consistently applied accounting principles, as normally applied by Seller. Seller's determination of the FOR allocable to each Product will, except as provided otherwise in Section 3(b) above, be based on Seller's estimate of indirect costs that are properly allocable to the manufacture of such Product. Seller shall determine or estimate the FOR for the Products in a fair and reasonable manner, consistent with its determination thereof for Division Products. Notwithstanding anything contained herein to the contrary, if there is ever an extraordinary change in the costs incurred or which will be incurred by Seller from those used in establishing any FAC, Seller shall, except as hereafter otherwise provided, after Seller learns of such change and its impact on this provision, adjust the FAC on a prospective basis (until the next change is to take place and be effective) so that Seller is neither positively or negatively impacted by such change (taking into account the timing of the change(s) in costs incurred and/or to be incurred); provided, however, (i) a change shall be deemed to be extraordinary if and only if the impact is to cause the FAC for any such Product expected to be produced prior to the time the next change is to take place and be effective to be more than 10% higher or lower than the amount then being used and (ii) a change shall not take effect until the date reasonably established by Seller in a notice to Buyer which shall be at least ninety (90) days after the date of such notice by Seller to Buyer.

        (d)  Seller will deliver to Buyer a notice setting forth the FACs and the FORs determined by it pursuant hereto on each occasion that FACs and FORs are determined under Section 3(c) hereof. Such notice shall be accompanied by reasonably detailed calculations and estimates showing how the FACs and FORs were calculated.

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        (e)  Buyer will, upon reasonable notice to Seller, have the right to have audited Seller's determination of its FACs and FORs for the Products (and nothing else, except that the audit may include such review of the FACs and FORs for Division Products as may be necessary to confirm Seller has complied with its obligations under this Annex) once with respect to each calendar year in the manner provided below. Buyer's audit right for each calendar year will expire unless Buyer delivers to Seller by March 31 of the year following the year to be audited notice of Buyer's intent to conduct an audit. With respect to each such audit:

          (i)    Buyer shall select a reputable, independent firm of certified public accountants which shall be reasonably acceptable to Seller (the "Buyer Auditor") to conduct the audit. Upon receipt of reasonable prior notice, Seller shall cooperate fully and completely in responding to reasonable questions and requests for information (including, if requested and reasonable, permitting the Buyer Auditor to have full access to all books and records of Seller related to the determination of the FACs or FORs being audited and any relevant accountants' work papers prepared in determining such FACs or FORs) submitted by the Buyer Auditor. However, the analysis by the Buyer Auditor will be limited to the Products only and confirming whether Seller complied with the provisions of Sections 3(a), (b) and (c) above in the determination of the FACs and the FORs.

          (ii)  If, following an audit, the Buyer Auditor determines that any of the FACs or FORs applied by Seller were not correct, based on the methodology and analysis to be applied pursuant to this Section 3, Buyer shall deliver written notice thereof to Seller, together with a statement setting forth the Buyer Auditor's calculations of the correct FACs or FORs. Within 15 days of the receipt of any such notice, Seller shall advise Buyer in writing that it either accepts or does not accept the calculations submitted by the Buyer Auditor.

          (iii)  If Seller and Buyer cannot agree on any FAC or FOR calculation within 10 days of the date the Buyer Auditor delivers its calculations to Seller, Seller and Buyer will select an independent auditor who is a certified public accountant to finally determine as quickly as possible the FAC and FOR calculations. If Buyer and Seller cannot agree on the independent auditor the independent auditor will be determined as the "Accountants" are determined under the Asset Purchase Agreement. Seller and Buyer shall share the costs of the independent auditor equally and the decision of the independent auditor shall be binding.

          (iv)  ****************************************************************************************** ************************************************************************************************** ************************************************************************************************** *************************************************************************************************.

        4.    Rebates shall be paid by Seller to Buyer within 60 days of the close of each calendar quarter with respect to Paid Purchases of Products (reduced by the amount of Paid Purchases of Products whether during or prior to the applicable period, to the extent of the Products which are or have been sold in such a manner as to constitute an Excluded Sale(s)) during such quarter. For rebates payable with respect to 2003 and 2004, if, as of the end of any calendar quarter, the annualized Paid Purchases of Products (reduced by the amount of Paid Purchases of Products whether during or prior to the applicable period, to the extent of the Products which are or have been sold in such a manner as to constitute an Excluded Sale(s)) for that calendar year (computed based upon all Paid Purchases of Products, less all Excluded Sales, during that year through the end of such quarter) would not satisfy the required annual minimum volume for Buyer to be entitled to a rebate in that calendar year as provided above, then the rebate otherwise payable for such quarter shall be deferred until the earlier to occur of the following: (i) 60 days following the end of the next calendar quarter in that year, if any, with respect to which the annualized Paid Purchases of Products (reduced by the amount of Paid Purchases of Products whether during or prior to the applicable period, to the extent of the Products which are or have been sold in such a manner as to constitute an Excluded Sale(s)) determined as

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provided above through the end of such quarter would meet the required annual minimum, or (ii) 60 days following the end of such calendar year. If Seller pays any quarterly rebates for 2003 or 2004 and, based on actual Paid Purchases of Products (reduced by the amount of Paid Purchases of Products whether during or prior to the applicable period, to the extent of the Products which are or have been sold in such a manner as to constitute an Excluded Sale(s)), Buyer is not entitled to such rebates because its Paid Purchase of Products (reduced by the amount of Paid Purchases of Products whether during or prior to the applicable period, to the extent of the Products which are or have been sold in such a manner as to constitute an Excluded Sale(s)) do not satisfy the required minimum applicable to such year or for any other reason, then Buyer shall promptly repay to Seller any such rebate paid with respect to such year. Not later than 60 days after the close of each calendar quarter during the Term, Seller will deliver to Buyer a document reflecting the calculations (in reasonable detail) used by Seller in determining the rebate, if any, which is owed pursuant to this Supply Agreement. Such calculations shall be shown in such report in sufficient detail to enable Buyer to reasonably determine the accuracy thereof.

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Exhibit A

European Market

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  Exhibit 10.89
SUPPLY AGREEMENT
WITNESSETH
GUARANTY
ANNEX I REBATES
Exhibit A European Market